Exhibit 99.1
NEWS RELEASE for August 20, 2007
Contact:	SED International, Inc. Rob Kalman — VP, US Marketing rkalman@sedintl.com
Supermicro Adds SED International as an Authorized Distributor
ATLANTA, GA (August 20, 2007) ... Super Micro Computer, Inc. has announced the addition of SED International, Inc. as an authorized distributor for the US market.
“SED offers a strategically unique customer base and this niche will be a beneficial key point in helping to expand our server, motherboard and chassis business”, said Robbie Abreu, Senior Director of Strategic Sales at Supermicro. “Combining our award winning 93% energy efficient servers, motherboards and chassis with SED’s deep commitment to bringing high quality, cutting edge technology to their customer base, we believe the result will be a definitive winning combination for our clients.”
SED will be carrying a full assortment of Supermicro products for its system builder, VAR, and other computer reseller customers throughout the United States.
“Supermicro is an exciting addition to our computer product linecard”, said Chuck Marsh, Senior VP of Purchasing for SED International. “Server products are an important and growing segment for SED. Supermicro, a clear leader in this category, will be at the core of our server offerings going forward.”
SED provides server components from an assortment of industry leading manufacturers such as Microsoft, Seagate, Western Digital, Intel, AMD, and Kingston. SED also offers custom built servers through its build-to-order Configuration and Technical Services Center.
About SED International, Inc.
SED International, Inc., founded in 1980 is a leading provider of computer hardware, consumer electronics, and wireless communications products to channel partners throughout the United States and Latin America. Known for industry leading service levels, SED International delivers world-class offerings including flexible financing, end-user fulfillment, expert technical support, and customized reseller programs. SED International is headquartered in Atlanta, GA with additional sales offices and distribution centers in Dallas, TX; Miami, FL; Tampa, FL; City of Industry, CA; Buenos Aires, Argentina; and Bogota, Columbia. Additional information can be found at www.sedonline.com.
About Super Micro Computer, Inc.
Established in 1993, Supermicro emphasizes superior product design and uncompromising quality control to produce industry-leading server boards, chassis and server systems. These mission-critical Server Building Block solutions provide benefits across many environments, including data center deployment, high-performance computing, high-end workstations, storage networks and standalone server installations. For more information on Supermicro’s complete line of advanced motherboards, SuperServers, and optimized chassis, visit www.supermicro.com, email Marketing@Supermicro.com or call the San Jose, CA headquarters at +1 408-503-8000.         .